EX-n

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors of Jackson National Life Insurance Company and Policy Holders of Jackson National Separate Account IV


We consent to the use of our reports included herein on the consolidated financial statements of Jackson National Life Insurance Company dated February 18, 2005, and on the financial statements of Jackson National Separate Account IV, dated February 25, 2005, and to the reference to our firm under the heading "Services" in the Statement of Additional Information of the SEC Form N-6 Registration Statement.

Our report on the consolidated financial statements of Jackson National Life Insurance Company refers to the adoption effective January 1, 2004 of the Accounting Standards Executive Committee of the American Institute of Certified Public Accountant's Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts."


/s/ KPMG LLP

Chicago, Illinois
April 27, 2005